UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2015

TIME INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36218	13-3486363
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1271 Avenue of the Americas

New York, New York 10020

(Address of Principal Executive Offices) (Zip Code)

212-522-1212

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

The disclosure in Item 8.01 below is incorporated by reference into this Item 2.01.

Item 8.01.	Other Events.

On November 24, 2015, Time Inc. (the “Company”) completed the previously announced sale of 100% of the capital stock of IPC Magazines Group Limited (“IPC Magazines Group”) to Blue Fin UK Limited for £412 million (the “Sale”). IPC Magazines Group owns the Blue Fin Building which is the Company’s principal executive office in the United Kingdom. The agreement governing the Sale and the transactions related thereto are more fully described in the Company’s Current Report on Form 8-K dated October 30, 2015.

The net proceeds of the Sale were approximately £408 million after transaction costs. Of this amount, £50 million is to be contributed into the IPC Media Pension Scheme. Upon the closing of the Sale, the deed of guarantee (the “New Pension Support Agreement”) with IPC Media Pension Trustee Limited, the trustee of the IPC Media Pension Scheme, a defined benefit pension plan for certain of the Company’s current and former U.K. employees that is closed to new participants, became effective. The New Pension Support Agreement is more fully described in the Company’s Current Report on Form 8-K dated October 23, 2015.

As more fully described in the Company’s Current Report on Form 8-K dated November 12, 2015, the Company is authorized to make common stock repurchases of up to $300 million and principal debt repayments and/or repurchases of up to $200 million. The consummation of the Sale will make additional working capital and cash balances available to fund such repurchases and repayments.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIME INC.

Date: November 24, 2015	/s/ Jeffrey J. Bairstow
	Name:	Jeffrey J. Bairstow
	Title:	Executive Vice President and Chief Financial Officer